Exhibit 99.1

SS Innovations International SSi Mantra Robotic Surgical System Crosses 500 Successful Procedure Milestone

Company Founder and Chairman, Dr. Sudhir P. Srivastava performed complex heart surgery, while simultaneously, Dr. Sudhir K. Rawal, Medical Director for Rajiv Gandhi Cancer Institute, performed complex Urology Oncology surgery, marking 500 surgery milestone using the SSi Mantra Surgical Robotic System

Fort Lauderdale, FL., November 27, 2023 - SS Innovations International, Inc. (the “Company” or “SS Innovations”) (OTC: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced the successful completion of 500 robotic surgeries using the Company’s innovative SSi Mantra Surgical Robotic System, and marking another significant milestone for the Company.

Dr. Sudhir K. Rawal, Medical Director and Chief of the Urology-Oncology Department at the Rajiv Gandhi Cancer Institute and Research Center in New Delhi, was proud that it was his team that achieved this significant milestone by successfully completing the 500th procedure using the SSi Mantra Surgical Robotic System. He was assisted by Dr. Amitabh Singh, a renowned surgeon in the field of Urology Oncology and a distinguished surgeon from Dr. Rawal’s team. This recognition is noteworthy given Dr. Rawal and the Rajiv Gandhi Cancer Institutes’ help in securing SS Innovations’ clinical validation, but also as the first healthcare institution in the Indian Subcontinent to acquire the system, and as a result, performing the highest volume of clinical procedures with the SSi Mantra Robotic System within all of India to date.

Dr. Rawal stated, “This is great news that the SSi Mantra has been used in 500 cases across India in diverse disciplines of surgery. I believe that this is the start of an affordable robotic surgery solution in the country that can easily provide world class care. The SSi Mantra is the first affordable system and as such, has the opportunity to be utilized in large metropolitan area hospitals as well as in tier 2 and tier 3 cities medical facilities. It has been a big journey for Dr. Sudhir Srivastava and his team, and I am proud to have been associated right from the beginning and during the various phases of the clinical trials where we used this robotic system in some very complex cancer surgery procedures. I believe that the SSi Mantra has the potential to become the most used robotic surgical system in India over the next several years.”

After crossing the significant milestone mark, the 501st surgery was performed by SS Innovations International Inc., Founder and Chairman, Dr. Sudhir P. Srivastava, and was a bilateral internal mammary artery takedown procedure to be utilized in a heart surgery patient with significant coronary artery disease. The two harvested internal mammary arteries were used to bypass blocked coronary arteries, restoring blood flow to previously diseased areas of the heart, and resulting in improved functioning of the heart. This was a first of its kind procedure to be performed with the SSi Mantra Robotic System. This surgery was done as part of the ongoing teaching curriculum at the Narayana Hrudalayala Institute of Cardiac Sciences in Bengaluru, Karnataka, where Dr. Srivastava launched the robotic cardiac surgery program, along with the support of Dr. Devi Shetty, Chairman of the prestigious healthcare institution, several months ago. Dr. Srivastava was assisted by Dr. Nitin Kumar Rajput, a prominent surgeon in the field of minimally invasive cardiac surgery.

Commenting on this noteworthy milestone, Dr. Srivastava said, “It is with great pleasure to realize that from humble beginnings as a company, and through the dedication and effort of our team, along with enormous support from the community of surgeons from all corners of India and the globe, that we have collectively achieved this milestone of 500 successful surgeries using our innovative SSi Mantra System. I am deeply grateful to all who have shared our vision of making Gold Standard Healthcare an affordable and accessible right for the many patients in India who otherwise may not have had access to this level of advanced care. I am thankful to all the doctors and hospitals throughout India who have joined us on this incredible journey of innovation and service. Knowing that we have been able to successfully launch in India, we look forward to now serving as a model to the many underserved jurisdictions globally. Although this milestone is very significant, more importantly, it reminds us of how much more we have to accomplish in India and around the world.”

The SSi Mantra Surgical Robotic System is the first surgical system to be made in India, and one of the only systems in the world to be distinctly cost-effective with broad-spectrum surgical applications, including cardiac surgery. The Ssi Mantra Robotic System has been granted regulatory approval in India, the United Arab Emirates and most recently, Guatemala. The Ssi Mantra Surgical Robotic System is clinically validated in more than 40 different types of surgical procedures and now, 500 surgical procedures have been performed to date. SS Innovations expects to secure regulatory approvals in the United States and Europe in the 2024 – 2025 time frame.

About SS Innovations International, Inc.

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra”, its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at ssinnovations.com or LinkedIn for updates.

About SSi Mantra

Supporting advanced, affordable, and accessible robotic surgery, the SSi Mantra Surgical Robotic System provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more. With its modular arm configuration, 3D 4K vision open-console design and superior ergonomics, the system engages with the surgeon and surgical teams to improve safety and efficiency during procedures. The SSi Mantra system has received Indian Medical Device regulatory approval (CDSCO) and is clinically validated in India in more than 40 different types of surgical procedures. The company expects to seek regulatory approvals from the US Food and Drug Administration (FDA) and CE Mark in Europe in 2024 and 2025.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

For more information:

PCG Advisory

Stephanie Prince

sprince@pcgadvisory.com

(646) 863-6341

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